Phone (937) 276-3931   •   2875 Needmore Road   •   Dayton, Ohio 45414   •   Fax (937) 276-2713

February 6, 2009

Bank of America
Mr. Rick Hill
MA5-100-09-09
100 Federal Street, 9th Floor
Boston, MA 02110

Dear Rick,

This letter serves as notice that Rex Radio and Television, Inc., As The Lead Borrower, wishes to terminate the Revolving Credit Commitment dated September 14, 2004 as allowed for in Section 3.01 upon at least five (5) Business Days’ notice (February 13, 2009). Please advise the date the Agent Bank agrees to make the notice effective and any matters needed to be settled. Please obtain executed mortgage releases on the Company real estate included in the Borrowing Base (list attached) and have them available to us at your earliest opportunity.

Thank you for the many years of a great working relationship and we hope we can do business together at a later date.

Sincerely,

Douglas L. Bruggeman Chief Financial Officer

Enclosures
DB/kep

Appraised Values
Bank of America
April 1, 2007

		Land	Market	Dark	Insurable	NBV

1	Needmore Rd	780,000	9,000,000	7,140,000	11,450,000	4,615,000
25	Greenville MS	600,000	840,000	640,000	660,000	860,000
82	Ottumwa, Iowa	260,000	1,000,000	580,000	880,000	635,000
127	Vicksburg MS	450,000	1,170,000	930,000	610,000	995,000
137	Meridian MS	400,000	1,300,000	1,040,000	660,000	965,000
138	Columbus MS	400,000	970,000	750,000	660,000	925,000
264	Monroe Ml	300,000	1,300,000	1,060,000	1,350,000	1,260,000
290	Clinton, Iowa	400,000	1,250,000	1,010,000	880,000	960,000
298	Troy OH	330,000	1,600,000	1,400,000	900,000	910,000
801	Needmore Rd (New	400,000	5,400,000	4,520,000	5,650,000	3,660,000

			23,830,000	19,070,000